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                                                                   EXHIBIT 99.03

                         TENDER OF 9.25% NOTES DUE 2009

                                IN EXCHANGE FOR

                              9.25% NOTES DUE 2009

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

                            CRESCENT FINANCE COMPANY
        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

         ON OCTOBER 11, 2002, UNLESS EXTENDED (THE "EXPIRATION DATE").


            2009 PRIVATE NOTES TENDERED IN THE EXCHANGE OFFER MAY BE
              WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Registered Holders and Depository
Trust Company Participants:

     We are enclosing herewith the material listed below relating to the offer by Crescent Real Estate Equities Limited Partnership (the "Operating Partnership") and Crescent Finance Company (together with the Operating Partnership, the "Issuers") to exchange the Issuers' 9.25% Notes due 2009 (the "2009 Exchange Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of the Issuers' issued and outstanding 9.25% Notes due 2009 (the "2009 Private Notes") upon the terms and subject to the conditions set forth in the Issuers'
Prospectus, dated [          ], 2002 and the related Letter of Transmittal
(which together constitute the "Exchange Offer").

     Enclosed herewith are copies of the following documents:

          1. Prospectus, dated [       ], 2002;

          2. Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines);

          3. Notice of Guaranteed Delivery; and

          4. Letter which may be sent to your clients for whose account you hold 2009 Private Notes in your name or in the name of your nominee, with space provided for obtaining such client's instruction with regard to the Exchange Offer.

     We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date unless extended.

     The Exchange Offer is not conditioned upon any minimum number of 2009 Private Notes being tendered.


     Pursuant to the Letter of Transmittal, each holder of 2009 Private Notes will represent to the Issuers that (i) any 2009 Exchange Notes to be acquired in the exchange offer will be acquired in the ordinary course of business of the person receiving such 2009 Exchange Notes, (ii) at the time of the commencement of the exchange offer the holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities
Act) of the 2009 Exchange Notes in violation of the provisions of the Securities Act and (iii) it is not an "affiliate" (within the meaning of Rule 405 under Securities Act) of either of the Issuers. If such holder is a broker-dealer (whether or not it is also an "affiliate") that will receive 2009 Exchange Notes for its own account in exchange for 2009 Private Notes, it represents that such 2009 Private Notes were acquired as a result of market-making activities or other trading activities and were not received directly from us. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such 2009 Exchange Notes, such holder is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


     The enclosed Letter to Clients contains an authorization by the beneficial owners of the 2009 Private Notes for you to make the foregoing representations.
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     The Issuers will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of 2009 Private Notes pursuant to the Exchange Offer. The Operating Partnership will pay or cause to be paid any transfer taxes payable on the transfer of 2009 Private Notes to it, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.

     Additional copies of the enclosed material may be obtained from the undersigned.

                                          Very truly yours,

                                          UMB BANK, N.A.